Exhibit 10.3

PURCHASE AND SALE AGREEMENT

DATED AS OF APRIL 30, 2015

BY AND BETWEEN

PROVIDE CREATIONS, INC.

AND

PROVIDE GIFTS, INC.

i

TABLE OF CONTENTS

(Continued)

7.2	Benefit and Binding Effect	9
7.3	Entire Agreement	9
7.4	Waiver of Compliance; Consents	9
7.5	Severability	9
7.6	Law	9
7.7	Selection of Forum; Venue; Service of Process	9
7.8	WAIVER OF JURY TRIAL	10
7.9	Limitations on Remedies	10
7.10	Counterparts	10

ii

LIST OF SCHEDULES PROVIDED SEPARATELY

Schedule 2.1                                       —                       Purchased Assets

Allocation Schedule

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of April 30, 2015 (the “Closing Date”), by and between Provide Gifts, Inc., a Delaware corporation (“Seller”), and Provide Creations, Inc., a Delaware corporation (“Buyer”).  Seller and Buyer are referred to individually as a “Party” and collectively as the “Parties.”

R E C I T A L S:

A.                                    Until December 31, 2014, Seller was engaged in the online e-commerce business operated under the trade name of RedEnvelope (the “RedEnvelope Business”).

B.                                    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, on the terms and conditions set forth in this Agreement.

A G R E E M E N T S:

In consideration of the representations, warranties, covenants and agreements contained herein and other consideration the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound do hereby agree as follows:

SECTION 1.                            DEFINED TERMS

1.1                               Terms Defined in this Section.  The following terms shall have the following meanings in this Agreement:

“Affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended; provided that, for the avoidance of doubt, Seller shall be deemed not to be an Affiliate of Buyer or any of its Affiliates.

“Agreement” has the meaning given such term in the Preamble.

“Allocation Schedule” has the meaning given such term in Section 5.6.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are required or authorized by law to be closed for business.

“Buyer” has the meaning given such term in the Preamble.

“Closing” has the meaning given such term in Section 6.1.

“Closing Date” has the meaning given such term in the Preamble.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of subsequent revenue laws).

“Consents” means all of the consents, permits or approvals of Governmental Authorities and other Third Parties necessary to consummate the Transactions.

“Contracts” means all contracts, leases, license agreements, undertakings and all other agreements, commitments and legally binding arrangements, whether written or oral, relating to the Purchased Assets and to which Seller is a party.

“Enforceability Exceptions” means the exceptions or limitations to the enforcement of contract terms arising in the instance of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and the application of general principles of equity.

“Governmental Authority” any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency, board, department or commission, legislative body or other governmental authority or instrumentality (in each case whether Federal, state, local, foreign, international or multinational) or entity which lawfully assumes the powers and functions of the same (including any taxing or other revenue collecting authority or other body).

“Legal Requirements” means applicable common law and any applicable statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated or applied by any Governmental Authority, including any applicable order, decree or judgment which may have been handed down, adopted or imposed by any Governmental Authority.

“Liens” means all claims, charges, restrictions, mortgages, pledges, security interests, liens or other encumbrances of any nature whatsoever (whether absolute, accrued, contingent or otherwise).

“Party” and “Parties” have the meanings given such terms in the Preamble.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association, unincorporated entity of any kind, or a Governmental Authority.

“Proceeding” means any suit, action, proceeding, arbitration, audit, hearing, or investigation (in each case, whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Purchase Price” has the meaning given such term in Section 2.2.

“Purchased Assets” has the meaning given such term in Section 2.1.

“RedEnvelope Business” has the meaning given such term in the Recitals.

“Seller” has the meaning given such term in the Preamble.

“Tax Return” means, with respect to a Person, any federal, state, local or foreign tax return, report, declaration of estimated Tax payments, statement, information return or statement, or other similar filing, including any related or supporting information with respect to any of the foregoing and any amendment thereof, filed or to be filed by such Person with any taxing authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxes” means (a) all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties fees, regulatory impositions, price support impositions or similar charges of any kind whatsoever, including all franchise, capital, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture gross receipts, universal service, recovery and other taxes and levies, and including all interest, penalties and additions imposed with respect to such amounts, and (b) any liability for any amounts described in clause (a) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or co-vendor, agent, responsible person, by contract, by operation of law or otherwise.

“Third Party” means any Person that is not Seller or any Affiliate thereof, Buyer or any Affiliate thereof, or an officer or director of any of the foregoing.

“Transactions” means the transactions contemplated by this Agreement.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

1.2                               Clarifications.  Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires.  As used in this Agreement, the word “including” shall be deemed to be followed by the words “without limiting the generality of the foregoing,” and the word “or” has the inclusive meaning of “and/or.”  Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Exhibit or Schedule is a reference to a Section of this Agreement or an Exhibit or Schedule hereto, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Exhibits and Schedules to this Agreement, and not solely to any particular part of this Agreement.  Except as specifically otherwise provided in this Agreement, “Buyer” and “Seller” refer only to the Parties explicitly identified in the Preamble.  If the deadline for any action specified to be taken under this Agreement is not a Business Day, the deadline for such action shall be extended to the next Business Day.  The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

SECTION 2.                                        AGREEMENT TO PURCHASE AND SELL; PURCHASE PRICE

2.1                               Purchase and Sale of Assets.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and

Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the assets set forth in Schedule 2.1 (the “Purchased Assets”), on a quit claim basis, without any representation or warranty, express or implied, regarding Seller’s title to the Purchased Assets (other than as specifically set forth in Section 3.3), and specifically subject to any Liens that may exist on or with respect to the Purchased Assets.  Seller is not selling, assigning, transferring or conveying, and Buyer is not acquiring, any right, title or interest in any assets or rights of Seller, including rights under any Contracts, or any rights or interest in the RedEnvelope Business, except the Purchased Assets specifically identified and being conveyed pursuant to this Agreement.

2.2                               Purchase Price.  The aggregate purchase price for the Purchased Assets shall be $250,000.00 (the “Purchase Price”).  Buyer shall pay the Purchase Price in full in cash by wire transfer of immediately available funds to an account designated by Seller simultaneously with the Closing.

2.3                               No Assumption of Liabilities.  Seller is not delegating or otherwise transferring, and Buyer is not assuming, any liabilities, obligations or commitments of Seller or otherwise related to the Purchased Assets, whether direct or indirect, known or unknown, absolute or contingent.

SECTION 3.                                        REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the Closing Date, as follows:

3.1                               Organization, Standing and Authority.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite power to execute, deliver, and perform its obligations under this Agreement and the documents contemplated hereby according to their respective terms.

3.2                               Authorization and Binding Obligation.  The execution, delivery and performance of this Agreement and the documents contemplated hereby by Seller have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by the Enforceability Exceptions.

3.3                               Title.  Except as set forth in Schedule 2.1, Seller has good and marketable title to all of the Purchased Assets.

3.4                               Disclaimer of Representations and Warranties.  Except for the representations and warranties specifically set forth in this Section 3, Seller does not make any representations or warranties, express or implied, concerning Seller, the Purchased Assets or the RedEnvelope Business, including any representation, express or implied, regarding any Liens that may exist on or with respect to the Purchased Assets or any Consents that may be required in connection with the execution, delivery and performance of this Agreement by Seller.  Without limiting the generality of the foregoing, Seller specifically disclaims any implied warranties of merchantability or fitness for a particular purpose with respect to the Purchased Assets.  Buyer acknowledges and agrees that it is buying the Purchased Assets with the understanding that the Purchased Assets are being sold on an as-is, where-is, with all faults basis.

SECTION 4.                                        REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Closing Date, as follows:

4.1                               Organization, Standing and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite power to execute, deliver, and perform its obligations under this Agreement and the documents contemplated hereby according to their respective terms.

4.2                               Authorization and Binding Obligation.  The execution, delivery and performance of this Agreement and the documents contemplated hereby by Buyer have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by the Enforceability Exceptions.

4.3                               Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchased Assets for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Section 3 of this Agreement; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Purchased Assets or this Agreement, except as expressly set forth in Sections 3 and 4 of this Agreement and in the secretary’s certificates contemplated by Sections 6.2 and 6.3.

SECTION 5.                                        COVENANTS

5.1                               Further Assurances.  Seller shall take, and cause its Affiliates to take, such actions, and execute and deliver to Buyer, such further transfer documents as may be reasonably necessary to transfer all of Seller’s right, title and interest in and to the Purchased Assets to Buyer, pursuant to this Agreement; provided, however, that Buyer shall be responsible for all fees, taxes and other costs (other than any other Party’s attorneys’ fees and expenses) payable with respect to the filing or recording of any such further transfer documents, except as otherwise mutually agreed upon by the Parties.

5.2                               Taxes, Fees and Expenses.

(a)                                 Seller shall, at its expense, prepare and file (or cause to be prepared and filed) all Tax Returns of Seller or its Affiliates relating to the ownership of the Purchased Assets for any Tax period ending on or prior to the Closing Date.  Buyer shall, at its expense, prepare and file (or cause to be prepared and filed) all Tax Returns of Buyer or its Affiliates relating to the Purchased Assets for any Tax period ending after the Closing Date.  The Parties will cooperate in good faith in the preparation and filing of Tax Returns relating to the Purchased Assets and provide information to the other Party as is reasonably necessary for such Tax Returns.

(b)                                 Seller shall pay and hold Buyer and its Affiliates harmless from any liability for payment of or otherwise with respect to any Taxes, without duplication, (i) of Seller or its Affiliates or (ii) relating to the operation of the RedEnvelope Business or the ownership of the Purchased Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date (for purposes of this clause (ii), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a Tax period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer based upon the number of days of such period (which period shall include the Closing Date) included in the pre-Closing Tax period and the number of days of such Tax period after the Closing Date).

(c)                                  Buyer shall pay, or shall reimburse Seller (to the extent Seller shall have paid) for, all sales, use, transfer, and recordation and documentary Taxes, if any, arising out of the transfer by Seller of the Purchased Assets to Buyer pursuant to this Agreement.

(d)                                 Upon receipt of any bill for real or personal property Taxes or similar ad valorem Taxes relating to the Purchased Assets, or upon the filing of any Tax Return with respect to any such ad valorem Taxes, Seller or Buyer, as applicable, shall present a statement to the other setting forth the amount of such Taxes that is attributable to the portion of the applicable Tax period that ended on the Closing Date, with such supporting evidence as is reasonably necessary to calculate such prorated amount.  The prorated amount shall be paid by the Party owing it to the other within 30 days after delivery of such statement.  Any payment required under this Section 5.2(d) and not made within 30 days of delivery of the relevant statement shall bear interest at LIBOR plus 10% per annum until fully paid.

(e)                                  Except as otherwise provided in this Agreement, each Party shall pay its own attorneys’ fees and other expenses incurred in connection with the negotiation, authorization, preparation, execution, and performance of this Agreement.

5.3                               Brokers.  Each Party shall indemnify and hold the other Party harmless from any finders’ or brokers’ fees or commissions in connection with the Transactions that were incurred by such Party or any Person acting on its behalf.

5.4                               Post-Closing Consents.  Neither of the Parties is aware of any Consent required to assign or transfer any of the Purchased Assets to be assigned or transferred by Seller to Buyer pursuant to this Agreement.  The Parties shall use their respective reasonable best efforts to obtain any such Consent that may be identified by either Party after Closing as soon as practicable.  The rights and obligations of the Parties under this Section 5.4 shall terminate and be of no further force and effect 90 days after the Closing Date.

5.5                               Press Releases; Other Public Statements.

(a)                                 Each Party shall, and shall cause its Affiliates to, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement without the prior written consent of the other Party, except with respect to any disclosures to any Governmental Authority which it is required to make under any Legal Requirement (including with respect to any such Person’s public reporting obligations under applicable securities laws).

(b)                                 Seller shall, and shall cause its Affiliates to, consult with Buyer before issuing, and provide Buyer the opportunity to review and comment upon, any communication to customers of or vendors to the RedEnvelope Business in connection with the Transactions.

5.6                               Allocation.  The Parties agree that the Purchase Price (including any other items treated as consideration paid by Buyer for such purposes) shall be allocated among the Purchased Assets sold by Buyer in accordance with Code Section 1060 and the Treasury Regulations (and any similar provision of state, local or foreign law, as appropriate) as shown on the allocation schedule (the “Allocation Schedule”).  The Allocation Schedule shall be (i) prepared by the Parties as soon as practicable following the Closing Date, and (ii) subject to mutual agreement by the Parties.  The Parties and their Affiliates shall file all Tax Returns (including Internal Revenue Service Form 8594) in a manner consistent with, and shall take no position in any audit or administrative proceeding inconsistent with, the Allocation Schedule.

SECTION 6.                            CLOSING AND CLOSING DELIVERIES

6.1                               Time and Place of Closing.  The closing of the Transactions (the “Closing”) will take place by electronic delivery of all closing deliveries on the Closing Date.

6.2                               Deliveries by Seller.  On the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)                                 Transfer Documents.  Duly executed bills of sale, assignments of intellectual property and such other transfer documents to transfer all of Seller’s right, title and interest in and to the Purchased Assets to Buyer, on a quit-claim basis as provided in this Agreement;

(b)                                 Secretary’s Certificate.  A certificate dated as of the Closing Date, executed by the Secretary or Assistant Secretary of Seller (i) certifying that the resolutions, as attached to such certificate, were duly adopted by such Seller’s board of directors and shareholders (if required), authorizing and approving the execution of this Agreement and the consummation of the Transactions and that such resolutions remain in full force and effect; and (ii) providing, as attachments thereto, Seller’s certificate of incorporation, bylaws and a certificate of good standing certified by an appropriate state official, as of a date not more than 45 days before the Closing Date and by Seller’s Secretary or Assistant Secretary as of the Closing Date;

(c)                                  Records.  Copies of all files and records included in the Purchased Assets that are in the possession or control of Seller; and

(d)                                 Insurance Information.  Documentation and information regarding the Purchased Assets reasonably required by Buyer to obtain insurance with respect to the Purchased Assets effective as of the Closing, to the extent such requested documentation or information is reasonably available to Seller.

6.3                               Deliveries by Buyer.  On the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

(a)                                 Purchase Price.  The Purchase Price as provided in Section 2.2; and

(b)                                 Secretary’s Certificate.  A certificate dated as of the Closing Date, executed by the Secretary or Assistant Secretary of Buyer:  (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s board of directors and shareholders (if required), authorizing and approving the execution of this Agreement and the consummation of the Transactions and that such resolutions remain in full force and effect; and (ii) providing, as attachments thereto, Buyer’s certificate of incorporation, bylaws and a certificate of good standing certified by an appropriate state official, all certified by such state official as of a date not more than 45 days before the Closing Date and by Buyer’s Secretary or Assistant Secretary as of the Closing Date;

SECTION 7.                            MISCELLANEOUS

7.1                               Notices.  All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by email, delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date sent by email with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

If to the Seller:	Provide Gifts, Inc.
c/o Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: General Counsel
Email: legalnotices@libertymedia.com

with a copy (which shall
not alone constitute notice) to:	Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, CO 80202
Attention: Peggy Knight
Email: pknight@shermanhoward.com

If to Buyer:	Provide Creations, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois 60515
Attention: Scott D. Levin
Email: slevin@ftdi.com

or to any such other or additional Persons and addresses as the Person to whom notice is to be provided may from time to time designate in a writing delivered in accordance with this Section 7.1.

7.2                               Benefit and Binding Effect.  This Agreement shall inure solely to the benefit of the Parties, without conferring on any other Person any rights of enforcement or other rights.  No Party may assign this Agreement without the prior written consent of the other Parties.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

7.3                               Entire Agreement.  This Agreement together with the other documents delivered pursuant hereto and all exhibits and schedules hereto or thereto, and all documents and certificates delivered by the Parties contemporaneously and in connection herewith, or to be delivered by the Parties pursuant hereto or in connection herewith, collectively represent the entire understanding and agreement between the Parties with respect to the subject matter hereof.  This Agreement supersedes all prior negotiations, letters of intent or other writings between the Parties with respect to the subject matter hereof, and cannot be amended, supplemented or modified except by a written agreement which makes specific reference to this Agreement and which is signed by the Party against which enforcement of any such amendment, supplement or modification is sought.  Nothing in this agreement will be construed to, or have the effect of, amending or superseding (a) the Stock Purchase Agreement, dated July 30, 2014, by and among FTD Companies, Inc. (“FTD”), Liberty Interactive Corporation (“Liberty”) and Provide Commerce, Inc. or (b) the Investor Rights Agreement, dated December 31, 2014, by and between FTD and Liberty.

7.4                               Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any Party to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any Party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.4.

7.5                               Severability.  If any provision hereof or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable Legal Requirements.

7.6                               Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereunder.

7.7                               Selection of Forum; Venue; Service of Process.  The Parties hereby irrevocably submit in any Proceeding arising out of or relating to this Agreement or any Transactions to the exclusive jurisdiction of the United States District Court for the District of Delaware or if jurisdiction is not available therein the jurisdiction of any court of the State of Delaware, and waive any and all objections to such jurisdiction or venue that they may have under the laws of any state or country, including any argument that jurisdiction, sites and/or venue are inconvenient or otherwise improper.

7.8                               WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF THIS AGREEMENT, ANY DOCUMENTS DELIVERED PURSUANT HERETO OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND DELIVER THE DOCUMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.88.

7.9                               Limitations on Remedies.

(a)                                 The Parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, or for any and all claims of any nature arising under, out of, or related to this Agreement, or the sale and purchase of the Purchased Assets shall be limited to a claim for breach of contract and shall be further limited as set forth in this Section 7.9.  In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any applicable law, and no Person will have any other entitlement, remedy or recourse, whether in tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted under applicable law.

(b)                                 The aggregate amount for which Seller shall be liable for any claims made with respect to this Agreement or the Transactions shall not exceed the Purchase Price.

(c)                                  In no event shall any Party be liable under this Agreement to another Party for any punitive, incidental, indirect, special or consequential damages, including any damages for business interruption, loss of use, revenue or profit, whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether such damages were foreseeable and whether or not the breaching Party was advised of the possibility of such damages.

7.10                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, and all of which counterparts together shall constitute one and the same fully executed instrument.

Signature page follows

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the Closing Date.

PROVIDE GIFTS, INC.

By:	/s/ Christopher W. Shean
	Name:	Christopher W. Shean
	Title:	Senior Vice President and Chief Financial Officer

PROVIDE CREATIONS, INC.

By:	/s/ Chris Shimojima
	Name:	Chris Shimojima
	Title:	Chief Executive Officer

[Signature page to Purchase and Sale Agreement]